Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of VBI Vaccines, Inc. and subsidiaries on Form S-3 (No. 333-217995) and Form S-8 (No. 333-212160) of our report dated February 26, 2018 on our audits of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about February 26, 2018. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EISNERAMPER LLP

Iselin, New Jersey

February 26, 2018